Exhibit 10.1

THIS MASTER AGREEMENT, made this 7th day of November, 2013 but retroactively effective as of November 1, 2013 by and between:

SCRIPSAMERICA, INC., a Delaware corporation having its principal office located at Tysons Corner Corporate Office II, 1650 Tysons Boulevard, Suite 1580, Tysons Corner, Virginia 22102 (hereinafter “ScripsAmerica”)

AND

WHOLESALE RX, Inc., a Tennessee corporation having its principal office located at 16 Beaver Road, Munford, Tennessee 38058 (hereinafter “Wholesale Rx”)

WITNESSETH THAT:
WHEREAS, to induce ScripsAmerica to enter into this Master Agreement, WholesaleRx represents and warrants, intending ScripsAmerica to rely upon such representation and warranty, that it has all necessary state and federal licenses, authorizations and qualifications to engage in the drug sales and distribution business which is the basis for this Master Agreement, that it has all necessary insurance as required for such business, and at all times WholesaleRx shall maintain such licenses, authorizations and qualifications and maintain the insurance;
WHEREAS, WholesaleRx acknowledges that ScripsAmerica has relied upon its representation and warranty;
WHEREAS, the parties have entered into a three-part Agreement which is described in this Master Agreement.  The first part relates to both (i) an initial equity investment by ScripsAmerica in WholesaleRx and (ii) an option, given by WholesaleRx to ScripsAmerica, for the securing of a further/additional equity interest(s) in WholesaleRx by ScripsAmerica, as provided in Part I following.  The second part relates to purchase order financing, to be provided through ScripsAmerica for WholesaleRx, for the purpose of funding WholesaleRx’s purchase of inventory to fill such purchase orders, as provided in Part II following.  The third part contains miscellaneous provisions relating to the entire agreement, as provided in Part III following; and
WHEREAS, the parties, having reached such understandings, desire a written Agreement to formalize and evidence their understandings,
NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

PART I
EQUITY INTEREST(S)

1. (a)  As of the date of execution of this Master Agreement, WholesaleRx is authorized, by its Articles of Incorporation, to issue no (0) shares of Preferred Stock and one thousand (1,000) shares of Common Stock having no indicated par value. As of the date of execution of this Master Agreement, WholesaleRx has issued and outstanding no (0) shares of Preferred Stock and the one thousand (1,000) shares of Common Stock.  Accordingly, as of the date of execution of this Master Agreement, the capital stock consists solely of the 1,000 shares of Common Stock having no indicated par value.

(b) In order to accommodate (i) the equity investment by ScripsAmerica and (ii) the potential need for additional shares for any additional capital investment(s) in the future, WholesaleRx shall immediately amend its Articles of Incorporation so as to authorize it to issue up to 100,000 shares of Common Stock having a par value of $.001 per share.  Of that authorization, 60,000 shares shall be issued pursuant to this Part I of this Master Agreement and 40,000 shares shall remain authorized, but unissued, for future issuance as may be necessary or desirable.  The Articles of Amendment shall provide that shareholders shall have preemptive rights with respect to the authorized but unissued shares.  WholesaleRx shall provide ScripsAmerica with a certified copy of the Articles of Amendment showing the foregoing amendments.

(c) Immediately upon effectiveness of the Articles of Amendment, and the increase in the authorized capital stock, WholesaleRx shall declare a forward stock split of 48 new shares for each 1 old share, and each of the two existing shareholders (Rotenberry and Gross) shall be issued 23,500 additional shares of Common Stock so as to bring their respective holdings to 24,000 shares of stock each.

(d)   Subject to receipt of the certified copy of the Articles of Amendment showing the amendments specified in (b) above, ScripsAmerica hereby subscribes for the purchase of an initial equity interest in WholesaleRx equal to twenty percent (20%) of the issued and outstanding capital stock of WholesaleRx as reconstituted following the Amendment of WholesaleRx’s Articles and the forward stock split.  ScripsAmerica shall invest the total sum of Four Hundred Thousand Dollars ($400,000) in the capital stock of WholesaleRx, as provided in (e) following.  Accordingly, WholesaleRx shall issue to ScripsAmerica a total of 12,000 shares of its Common Stock so as to make ScripsAmerica a twenty percent (20%) shareholder.  Such shares shall be issued and held as provided in (f) following.

(e) The $400,000 being invested by ScripsAmerica shall be paid in as follows, time being of the essence:
(i) upon execution of this Master Agreement: One Hundred Fifty Thousand Dollars ($150,000), of which $50,000 has been advanced, leaving a balance of $100,000; and
(ii) on or before December 31, 2013: One Hundred Twenty-five Thousand Dollars ($125,000); and
(iii) on or before February 15, 2014:  One Hundred Twenty-five Thousand Dollars ($125,000).
If any of the due dates is on a weekend or bank holiday, the due date shall be extended to the next business day.  Funds shall be paid in by 5:00 p.m. Central Time.

(f) Upon (i) the execution of this Master Agreement and (ii) receipt of the first installment, of $150,000, WholesaleRx shall issue 12,000 shares of its Common Stock to ScripsAmerica in three certificates, one for 4,500 shares and two for 3,750 shares each.  The certificate for 4,500 shares shall be delivered to ScripsAmerica; the two certificates for 3,750 shares each shall be delivered to WholesaleRx’s counsel, Ward Law Firm, PLLC to be held in escrow as provided in Title 48, Chapter 16, Section 202(e) of the Tennessee Code, with a certificate for 3,750 shares to be released to ScripsAmerica upon receipt by WholesaleRx of $125,000 and the other certificate for 3,750 shares to be released to ScripsAmerica upon receipt by WholesaleRx of the final $125,000.  During the escrow period:
(1) ScripsAmerica shall have the right to vote all 12,000 shares;
(2) ScripsAmerica shall receive any dividends or distributions, but allocated between the shares already released and those still held in escrow, with any amounts thus held in escrow being released to ScripsAmerica together with the related stock certificate;
(3) WholesaleRx shall have no right of set-off or claim/counterclaim against any shares, dividends or distributions held in escrow except for receipt of the subscribed installment amounts.

(g) WholesaleRx, Justin Rotenberry and Richie Gross acknowledge awareness that the investment by ScripsAmerica will terminate their existing election to be taxed under Subchapter S of the Internal Revenue Code and that WholesaleRx shall immediately become a so-called “C” corporation and taxable as such.

2.  In the event that either of the other shareholders, Richie Gross and/or Justin Rotenberry, shall desire to sell any or all of his Common Stock in WholesaleRx, he shall immediately notify ScripsAmerica of that and offer ScripsAmerica, in good faith, the opportunity to purchase the interest being offered for sale.  ScripsAmerica shall have a right of first refusal to purchase the interest.  In the event of a failure of the parties to agree to terms prior to the receipt by the selling member of an offer to purchase from a third party, then the offering shareholder shall obtain such offer in writing and immediately notify ScripsAmerica and provide ScripsAmerica with a copy of the written offer.  ScripsAmerica shall have a period of fifteen (15) business days from receipt of the notice with the copy of the written offer, to match such offer, both as to price and as to the terms of the investment.  ScripsAmerica’s right of first refusal hereunder shall terminate at 5:00 p.m. Eastern time on the fifteenth business day.

3.  In the event that WholesaleRx shall receive a bona fide offer to invest in WholesaleRx from an investor financially able to perform, then WholesaleRx shall obtain such offer in writing and immediately notify ScripsAmerica and provide ScripsAmerica with a copy of the written offer.  ScripsAmerica shall have a period of fifteen (15) business days from receipt of the notice with the copy of the written offer, to match such offer, both as to price and as to the terms of the investment.  ScripsAmerica’s right of first refusal hereunder shall terminate at 5:00 p.m. Eastern time on the fifteenth business day.  The term “investor” shall mean either an equity or debt investor (including the use of third party financing).

4.  In the event that WholesaleRx shall seek an investor, it shall first notify ScripsAmerica of that intent and offer ScripsAmerica, in good faith, the opportunity to make the sought investment.  ScripsAmerica shall have a right of first refusal to provide the necessary investment.  In the event of a failure of the parties to agree to terms prior to the receipt by WholesaleRx of a written offer to invest from a third party, the provisions of the foregoing Paragraph 3 shall apply.  The term “investor” shall mean either an equity or debt investor (including the use of third party financing).

PART II
PURCHASE ORDER FINANCING

5.  As a simplification, to operate its business, except where Wholesale Rx has already secured favorable pricing for smaller volume orders, Wholesale Rx secures purchase orders for various drugs from its customers.  These purchase orders are aggregated, to maximize the volume of each separate drug ordered, in order to secure favorable pricing for such drug from its manufacturers and/or distributors.  Wholesale Rx requires financing in order to pay for the purchased inventory.  As the purchased inventory is shipped to the ordering customer(s), WholesaleRx receives credit card payment for the shipped drugs (including freight and other costs).

6.  ScripsAmerica has pre-existing relationships with a third-party financing sources which ScripsAmerica shall utilize for the purpose of providing purchase order financing to WholesaleRx.  WholesaleRx shall indemnify ScripsAmerica, and hold ScripsAmerica harmless from, all claims, charges, and demands resulting from or arising out of any purchase order financing provided by ScripsAmerica under this Part II.

7.  (a) WholesaleRx shall, in its discretion, depending upon the volume of customer purchase orders received from time to time and the ordering of inventory to fulfill such purchase orders, advise ScripsAmerica in writing of the name, address and purchased inventory dollar cost for each vendor from which inventory is being purchased and for which financing is being requested.

(b) ScripsAmerica shall promptly advise the third party financing source being used of the funds required by WholesaleRx, secure such funds, and loan such funds to WholesaleRx.

(c) the loan of the funds under this Part II shall be collateralized by a Security Interest in and to:
(i) Customer Purchase Orders;
(ii) Inventory;
(iii) Accounts Receivable;
(iv) Cash and Cash equivalents; and
(v) Insurance on the Inventory and the proceeds of the collateral.

(d)  WholesaleRx hereby pledges to ScripsAmerica, and grants to ScripsAmerica a continuing Security Interest in and to, the above-identified collateral pursuant to the provisions of Article 9 of the Uniform Commercial Code (“UCC”) as adopted in Tennessee and as in effect from time to time.  ScripsAmerica shall have all rights and powers of a secured party as provided in Article 9 of the UCC in Tennessee.

(e) Wholesale Rx shall execute a UCC-1 evidencing the foregoing pledge and grant of a Security Interest, which shall be filed to perfect the lien granted.  A UCC-1 filed under Part I above shall include and collateralize both the indebtedness in Part I and the purchase order indebtedness under this Part II.  Wholesale Rx hereby grants authority to ScripsAmerica to execute, on behalf of Wholesale Rx, such UCC forms as may be reasonably necessary and desirable to initially file, amend a prior filing, continue a prior filing, and/or terminate a prior filing.

(f) All financing under this Part II shall be repaid to ScripsAmerica by the twenty-fourth (24th) calendar day after the advance of funds by the third party financing source, so as to permit ScripsAmerica to repay the third party financing source within the 30 day limit.  WholesaleRx, in its discretion, can repay any advances at any time without prepayment penalty.  Interest shall be calculated and paid in ten (10) calendar day groupings, not on a daily basis.  Funds repaid within the first ten days, regardless of payment before the entire ten days, shall bear interest at the rate of .006 or .6%; i.e., .006 of the loan.  Funds repaid within the second ten days, regardless of payment before the entire ten days, shall bear interest at the rate of .012 or 1.2%; i.e., .012 of the loan.  Funds repaid within the next ten days, regardless of payment before the entire ten days, shall bear interest at the rate of .018 or 1.8%; i.e., .018 of the loan.  Time is of the essence in repayment and funds not repaid within the twenty-four (24) day limit period shall be delinquent.  The interest rate (based upon ten day groups) under this Part II shall increase by .001 per period.

(g) In the event of a delinquency in repayment, ScripsAmerica may immediately, without notice, discontinue all financing under this Part II and accelerate the due date (maturity) of all outstanding financing hereunder.  WholesaleRx shall reimburse ScripsAmerica and the third party financing entity for all costs and expenses, including attorneys’ fees which they, or either of them, may incur in collecting any principal and interest due and owing hereunder which is not repaid by the due date.

8.  (a)  In consideration of ScripsAmerica using its third party credit line(s), and to cover ScripsAmerica’s costs in administering the purchase order financing, which are expected to increase proportionally during the term of the relationship, WholesaleRx shall pay to ScripsAmerica, on or before the 15th day of each month, an amount calculated as twenty percent (20%) of the Gross Profit of WholesaleRx for the preceding calendar month, commencing as of November 1, 2013 and replacing the 12.5% heretofore paid.  The term “Gross Profit” shall mean (a) the total sales to all customers, less (b), (i) cost of the goods sold and freight in (to WholesaleRx), and less (ii) credits and allowances, if any.

(b) On or before the 15th day of each month, and in no event later than the payment of the 20% fee, WholesaleRx shall provide ScripsAmerica with an accounting for the prior month’s (i) total sales, (ii) cash receipts, (iii) costs of goods sold including freight in, and (iv) a schedule of all overhead and operating expenses, together with a copy of the bank statement for the Operations Account for the month being reported on.

9.  Time is of the essence for payment of the 20% fee.  Failure to pay the 20% fee timely and in full shall be a default under this Master Agreement, in which event ScripsAmerica may accelerate the maturity of any and all amounts owing under this Part II at that time.  Furthermore, in the event of such a default, the unpaid amount shall bear interest rate at the default rate of 18% per annum.

PART III
MISCELLANEOUS

10.  (a)  Upon execution of this Master Agreement, WholesaleRx shall deliver to ScripsAmerica true and correct copies of all state and federal licenses, authorizations and qualifications to engage in the drug sales and distribution business which is the basis for this Master Agreement and copies of Certificates of Insurance and coverage pages of all insurance policies then in force.

(b) Prior to the execution of this Master Agreement, WholesaleRx has provided ScripsAmerica with a schedule of all liabilities as of the date indicated, a copy of which is attached hereto and made a part hereof, as Exhibit A.  WholesaleRx, Justin Rotenberry and Richie Gross represent and warrant that such schedule is true and correct and complete, and that there are no other liabilities except as listed thereon.

11.  WholesaleRx, Justin Rotenberry and Richie Gross acknowledge awareness that ScripsAmerica is a publicly-trading company which files periodic reports with the US Securities and Exchange Commission, and that such reports include audited and/or reviewed financial statements.  WholesaleRx, Justin Rotenberry and Richie Gross also acknowledge awareness that the requirements of GAAP may require that WholesaleRx’s financial statements be consolidated with those of ScripsAmerica due to the financial arrangements.  Being aware of the time deadlines for the filing of ScripsAmerica’s periodic reports, WholesaleRx, Justin Rotenberry and Richie Gross agree that they will fully and promptly cooperate, in good faith, with requests from ScripsAmerica and/or its attorneys, accountants and auditors for access to all financial records and related files and documents and, if required, an audit and/or review of the annual and quarterly financial statements of WholesaleRx.  All costs associated with such audit and/or review shall be paid by ScripsAmerica.

12.  This Master Agreement shall be deemed made under the laws of Delaware and shall be construed and interpreted under the laws of the State of Delaware, and venue and jurisdiction in the event of a dispute hereunder shall be exclusively in federal and state courts of Delaware.  Each party waives any claim to forum non conveniens.  This Master Agreement shall be deemed to have been written by both parties and shall not be construed against either party.

13.  This Master Agreement may be executed in two or more counterparties, each of which shall be deemed an original and together shall be deemed a single document.

14.   This Master Agreement sets forth the entire agreement and understanding of the parties hereto with respect to this tri-part transaction, and any prior understandings and agreements either to a part or as to the whole are hereby merged herein, superseded and terminated.

15.  Each party shall be responsible for its own costs and expenses (including legal, financial advisory, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

16.  No agent, broker, person, or firm acting on behalf of either party or any of their affiliates or under the authority of any of them is or will be entitled to any commission or broker's or finder's fee or financial advisory fee in connection with any of the transactions contemplated herein.

17.  The terms of this Master Agreement, including specifically this Paragraph 17, may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification, change, extension or waiver (as the case may be) is sought.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.  In the event that any provision for the calculation of interest shall result in a rate of interest in excess of the allowable rate in Delaware, the provision shall be reduced to the allowable rate and shall not make the provision or any loan or advance hereunder void or voidable.

18.  This Master Agreement shall be binding upon the parties, their successors and assigns.  WholesaleRx shall not assign this Master Agreement or any part hereof without the prior written approval of ScripsAmerica.

19.  Should a party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

20.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office of the party being notified.

21.  Any and all taxes, excises, assessments, levies, interest and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Master Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Master Agreement the day and year first above written.

WHOLESALE RX, INC.		SCRIPSAMERICA, INC.

/s/Richie Gross	Pres./CEO	/s/ Bob Schneiderman	Pres./CEO

/s/Justin Rotenberry		/s/Richie Gross
Justin Rotenberry		Richie Gross